Exhibit 10.39

891 Daechi-dong, Kangnam-gu, Seoul,
135-178, Korea
Tel: 82-2-3459-3675
Fax: 82-2-3459-3686
www. magnachip.com
Confidential
Dear Mr. Heung Kyu Kim
     MagnaChip Semiconductor, Ltd. (“MagnaChip”) is pleased to present you with an offer for employment in the position of Senior Vice President of New Business Development, reporting to Sang Park, CEO & Chairman. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us a rewarding experience.
     You will be based at MagnaChip’s Seoul office, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is July 1, 2007.
     Your annual salary will be KRW190,000,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by MagnaChip in accordance with MagnaChip’s internal policies and procedures. You will be eligible to earn an annual incentive of up to 60% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved the Board of Directors of MagnaChip’s parent company (the “Board”). MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.
     Upon approval by the Board of Directors of MagnaChip Semiconductor LLC (the “Board”), you will be granted options to purchase 60,000 MagnaChip Semiconductor LLC common units (the “Option”) pursuant to the MagnaChip Semiconductor LLC Equity Incentive Plan at the exercise price of the greater of (i) $3.00 per common unit or (ii) the fair market value of a common unit at the time you begin your employment. An installment of 25% of the common units subject to the Option shall become vested and exercisable on the first anniversary of the commencement date of your employment and 6.25% of the common units subject to the Option shall become vested and exercisable at the end of each three month period thereafter on the same day of the month as the commencement date (or, if earlier, the last day of such month), subject to your continuing employment with the Company. Other terms of the Option shall be as determined by the Board, and prior to receiving the Option you must execute an option agreement in the form as approved by the Board. In addition to that, MagnaChip will pay sign-on bonus of up to KRW50,000,000 for HBS tuition sponsorship reimbursement; provided, however, that MagnaChip will pay such reimbursement only upon receiving receipts and other documentation acceptable to MagnaChip, and provided, further, however, that you must fully refund such reimbursement to the Company in the event your employment terminates for any reason prior to the first anniversary of your employment start date. The Company will also furnish a company car to allow you to commute to and from work.
     As an employee of MagnaChip organization, you will be expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions. Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. You may terminate your employment with MagnaChip at any time and for any reason whatsoever simply by notifying us, although you agree to provide one month’s notice prior to your resignation. Likewise, MagnaChip may terminate your employment in accordance with Korean law.
     This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang Park and must clearly and expressly specify intent to change the at-will nature of your employment.
     We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please fax or e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.

Sincerely,
/s/ Sang Park
Sang Park/CEO & Chairman
MagnaChip Semiconductor, Ltd.

THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

/s/ Heung Kyu Kim
Heung Kyu Kim